UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 13, 2015 (January 9, 2015)	0-7928
Date of Report (Date of earliest event reported)	Commission File Number

(Exact name of registrant as specified in its charter)

Delaware	11-2139466
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

68 South Service Road, Suite 230 Melville, New York 11747
(Address of Principal Executive Offices) (Zip Code)

(631) 962-7000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(e) Robert G. Rouse’s Retention Agreement

On January 12, 2015, Comtech Telecommunications Corp. (the “Company”) entered into a retention agreement (the “Retention Agreement”) with Robert G. Rouse, Senior Vice President, Strategy and M&A of the Company. Under the terms of the Retention Agreement, Mr. Rouse’s employment position with the Company will immediately change from Senior Vice President, Strategy and M&A to Senior Advisor. The Retention Agreement provides for a Retention Period ending on August 14, 2015, and for the payment of any non-equity incentive compensation to which Mr. Rouse may be entitled with respect to the Company’s fiscal year ending July 31, 2015, so long as Mr. Rouse does not voluntarily terminate his employment prior to August 14, 2015. Following the execution of a release in favor of the Company within sixty (60) days after the end of the Retention Period, Mr. Rouse will receive a lump sum cash payment in the amount of $150,000.

Item 5.07	Submission of Matters to a Vote of Security Holders.

(a) On January 9, 2015, Comtech Telecommunications Corp. held its Fiscal 2014 Annual Meeting of Stockholders (the “Meeting”).

(b) At the Meeting, the stockholders of the Company voted on the following proposals as set forth in the Company’s Proxy Statement for the Meeting, with the following results, which were consistent with the recommendations of the Company’s Board of Directors in each case:

Proposal No. 1.
All nominees for election to the Board of Directors of the Company listed in the Proxy Statement for the Meeting were elected as follows:

Nominee	For	Withheld	Broker Non-Votes
Ira S. Kaplan	13,479,565	451,989	1,321,963
Dr. Stanton D. Sloane	13,682,872	248,682	1,321,963

Proposal No. 2.
The advisory vote on the compensation of Named Executive Officers of the Company was approved at the Meeting by the following votes:

For	Against	Abstain	Broker Non-Votes
13,671,368	209,770	50,416	1,321,963

Proposal No. 3.
The non-binding ratification of the appointment of KPMG LLP as independent registered public accounting firm of the Company for the fiscal year ending July 31, 2015 was approved at the Meeting by the following votes:

For	Against	Abstain	Broker Non-Votes
14,757,104	482,149	14,264	N/A

(c) Not applicable.
(d) Not applicable.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, Comtech Telecommunications Corp. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMTECH TELECOMMUNICATIONS CORP.

Dated:    January 13, 2015

By:	/s/ Michael D. Porcelain Name: Michael D. Porcelain Title: Senior Vice President and
Chief Financial Officer